April 26, 2002

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
450 Fifth Street, N.W.
Washington, DC 20549

RE: Post-Effective Amendment No.19 to Form N-4 of National Integrity Separate
       Account I File Nos.333-56658 and 811-04846

Dear Sir or Madam:

I have reviewed Post-Effective Amendment No.19 for the above-name Registrant and have concluded that the changes made to the prospectus and statement of additional information are non-material. Therefore, I hereby represent that the amendment does not contain disclosure which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485. I hereby consent to the use and publication of this consent.

Sincerely

/S/ G. Stephen Wastek
G. Stephen Wastek
Assistant General Counsel and Assistant Secretary
National Integrity life Insurance Company